Exhibit 10.2

PACER INTERNATIONAL, INC.

DIRECTOR COMPENSATION SUMMARY

The members of our Board who are employees of the Company do not receive compensation for their service on our Board or any committee of our Board but are reimbursed for their out-of-pocket expenses. Our non-employee directors received a monthly $4,000 retainer plus a $3,000 fee for each Board meeting that they attend. Effective January 1, 2006, the Chair of the Audit Committee receives an additional annual retainer of $5,000; the Chairs of the Compensation and Corporate Governance Committees each receive an additional annual retainer of $3,000; and the members of each committee receive an additional annual retainer of $2,000. In addition, non-employee directors, at the time of their initial election to the Board, receive a one-time grant of an option to purchase 12,000 shares of our common stock under our 2002 stock option plan.